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                           DEBT REPAYMENT AGREEMENT
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     THIS DEBT REPAYMENT AGREEMENT is made effective November 20, 1998, by and between Hemtech ("Borrower") and Jericho II, L.L.C. ("Lender") and is based upon the following facts and circumstances:

     1. Borrower is indebted to Lender in the principal amount of $2,200,000.00 plus accrued interest of $336,335.65 under the terms of Borrower's Promissory Note payable to Lender dated April 4, 1997 (the "Indebtedness").

     2. Borrower and Lender desire to satisfy the Indebtedness in full by the transfer from Borrower to Lender of 1,231,231 shares of the common capital stock of BigMar, Inc., a Delaware corporation (the "BigMar Shares").

     Borrower and Lender agree as follows:

     1. Borrower shall transfer the BigMar Shares to Lender on the date of this Agreement. However, Borrower and Lender acknowledge that the BigMar Shares are first to be transferred to Borrower by John Tramontana in satisfaction of an obligation of his to Borrower and that Borrower may cause John Tramontana to transfer the BigMar Shares directly to Lender in order to satisfy Borrower's obligation to Lender under this Agreement.

     2. Upon receipt by Lender of the BigMar Shares the Indebtedness shall be considered paid in full.

     Borrower and Lender have executed this Debt Repayment Agreement effective on the date first above written.

                                             JERICHO II, L.L.C.


                                             BY: /s/ Cynthia R. May
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                                                 ITS: Member
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                                             HEMTECH

                                             BY:
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                                                 ITS:
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